Exhibit 10.6

AMENDED AND RESTATED

CROWN MEDIA HOLDINGS, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT (the “Amended Agreement”) is made and entered into as of May 25, 2004, by and between Crown Media Holdings, Inc. a Delaware corporation (“Crown”) and David Evans (“Executive”) pursuant to the terms and conditions of the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan (the “Plan) and hereby amends and restates the Restricted Stock Unit Agreement between the parties (“Agreement”) dated as of May 29, 2003 (“Grant Date”). Capitalized terms not defined in this Amended Agreement shall have the meanings set forth in the Plan.

1.  Award of Restricted Stock Units.  Pursuant to the Plan, Crown awarded to Executive on the Grant Date, 833,056 Restricted Stock Units (“RSUs”).   Each unit corresponds to one share of Crown Common Stock (as defined in the Plan) and shall be subject to the terms and conditions set forth in this Amended Agreement and the Plan. A copy of the Plan has been delivered to the Executive.  By signing below, the Executive reaffirms his agreement to be bound by all the provisions of the Plan.   Each RSU constitutes an unsecured promise of Crown to deliver either a share of Common Stock or cash in an amount equivalent to one share of Common Stock to Executive on the Delivery Date (as defined below). As a holder of RSUs, Executive has only the rights of a general unsecured creditor of Crown.

2.  Vesting.  Subject to Section 4 of this Agreement, the RSUs shall vest and become nonforfeitable in equal one-half installments on each of January 3, 2005 (“First Vesting Date”) and January 2, 2006 (“Second Vesting Date”).  The First Vesting Date, the Second Vesting Date and the date on which any one of the events in Section 4 occurs shall be a “Vesting Date.”

3.  Settlement of RSU Award.

(a) Settlement. Crown shall deliver to Executive on the Delivery Date, at Crown’s sole, absolute and unfettered discretion, either: (1) the number of shares of Common Stock corresponding to such RSUs; or (2) cash in an amount equal to the number of shares of Common Stock corresponding to such RSUs multiplied by the Fair Market Value (as defined below) of the Common Stock as of the close of business on the Vesting Date (or, if such Vesting Date does not fall on a business day, as of the close of business on the business day immediately preceding the Vesting Date) unless Executive has otherwise elected to defer receipt of such award in accordance with Committee authorization or pursuant to the terms of a nonqualified plan adopted by Crown. Crown shall have sole, absolute and unfettered discretion in determining whether to deliver shares of Common Stock or the cash equivalent; provided, however, that the Committee will notify Executive of its intent regarding the form of settlement with respect to the RSUs (i.e., cash or Common Stock) prior to the enrollment period specified in the nonqualified deferred compensation plan adopted by Crown.

(b) Dividend and Stock Split Equivalents. For so long as Executive holds RSUs, at the time any dividend is paid with respect to a share of Common Stock or any forward stock split occurs, Crown shall credit to the RSU award of the Executive on the same date (or as soon as practicable thereafter) in respect of each RSU held by the Executive as of the record date for such dividend or split an amount at Crown’s sole, absolute and unfettered discretion, in cash, Common Stock, or other property, or in a combination thereof, in each case having a value equal to the dividend or split, subject to any deferral election by Executive in accordance with Committee authorization or pursuant to the terms of a nonqualified plan adopted by Crown. Such amounts shall vest and shall be paid at the same time as the underlying RSU award is settled.

4.  Termination of RSUs; Accelerated Vesting.

(a)                                   Executive’s rights with respect to any outstanding unvested RSUs shall immediately terminate and no payment shall be made in respect of such RSUs (i) with respect to the First Vesting Date, if prior to such date, Executive experiences a Termination of Employment (as defined in the Plan) with Crown, excluding a Normal Retirement or (ii) with respect to the Second Vesting Date, if prior to September 17, 2005, Executive experiences a Termination of Employment (as defined in the Plan) with Crown, excluding Normal Retirement. Notwithstanding the foregoing, all outstanding unvested RSUs shall vest immediately by reason of: (1) a Change in Control if Executive is employed by Crown as of the date of a Change in Control; (2) Executive’s involuntary Termination of Employment without Cause; (3) the death of the Executive; or (4) the Disability of the Executive resulting in Executive’s Termination of Employment.

5.  Definitions. For purposes of this Agreement:

(a)                                  “Change in Control” means Change in Control as defined in the Plan; provided, however, that for purposes of this Agreement, any sale, merger or other disposition or sale of substantially all of the assets of the Crown subsidiary or affiliate for which Executive is principally employed which results in Termination of Employment without Cause of Executive’s employment shall also be a Change in Control.

(b)                                 “Delivery Date” means the date immediately following a given Vesting Date.

(c)                                  “Fair Market Value” means “Fair Market Value” as defined in the Plan; provided, however, that if there is no regular public trading market for such Common Stock, “Fair Market Value” shall mean the value established by the most recent independent appraisal of Crown conducted prior to the relevant Delivery Date.

(d) “Normal Retirement” means the retirement of Executive from Crown at the “normal retirement age” as defined in the Hallmark Employees Affiliates Savings Plan, or any successor plan.

6.  Withholding Tax.  Executive may be subject to withholding taxes as a result of the settlement of RSUs. Unless the Committee permits otherwise, Executive shall pay to Crown in cash, promptly when the amount of such obligations become determinable, all applicable federal, state, local and foreign withholding taxes that Crown determines result from such settlement.  Unless the Committee otherwise determines and subject to such rules and procedures as the Committee may establish, Executive may make an election to have shares of Stock withheld by Crown or to tender any such securities to Crown to pay the amount of tax that Crown in its discretion determines to be required so to be withheld by Crown upon settlement of RSUs, subject to satisfying any applicable requirements for compliance with Section 16(b) of the Exchange Act. Any shares of Stock or other securities so withheld or tendered will be valued as of the date they are withheld or tendered, provided that Stock shall be valued at Fair Market Value on such date. Unless otherwise permitted by the Committee, the value of shares withheld or tendered may not exceed the minimum federal, state, local and foreign withholding tax obligations as computed by Crown.

7.  Non-transferability. No RSUs shall be assignable or otherwise transferable by Executive. During the life of Executive any elections with respect to RSUs may be made only by Executive or Executive’s guardian or legal representative.

8.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.  Governing Law.   This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

CROWN MEDIA HOLDINGS, INC.

By:	/s/ C. Stanford

Title:	EVP - Leg. and Bus. Affairs

/s/ DAVID J. EVANS
EXECUTE